Exhibit 4(g)

                          VARIABLE ANNUITY INCOME RIDER


This Rider is made a part of the Contract to which it is attached. The Rider Effective Date is the [ Periodic Income Commencement Date ] [ Contract Date ] shown on the contract data page(s). The provisions contained here within apply in lieu of any provisions in the Contract (including any attachments to the Contract) to the contrary, except for attachments to the Contract that are Qualified Contract Amendments or Endorsements. This Rider will only be attached to Qualified Contracts. While this Rider is in effect, additional Purchase Payments to the Contract will be accepted only during the Access Period.

                                  DEFINED TERMS

Access Period - The length of time in whole years, measured from the Periodic Income Commencement Date shown on the contract benefit data page(s), during which the Owner may elect to surrender the Contract or make Withdrawals from the Contract. The maximum length of the Access Period will be set so that the Periodic Income payment meets the minimum distribution requirement of Section 401(a)(9) of the Code for the assets of this Contract. The Account Value remaining at the end of the Access Period will be applied to continue Periodic Income Payments for the Lifetime Income Period. Subject to LNL's approval, during the Access Period the Owner may extend or shorten the Access Period, within the minimum and maximum periods available at the time of change, no more than once per Contract Year. Notice of the change request, either in signed writing or another manner that LNL approves in advance, must be sent to LNL. The change will be effective on the next Periodic Income Commencement Date anniversary. If the Access Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly.

Account Value - During the Access Period, a value equal to the sum of the values of all the Accumulation Units attributable to the Contract plus the value of the Fixed Account(s) on any valuation date. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by LNL, or at another time of LNL's choosing.

Assumed Interest Rate - The interest rate used in calculating the Initial Periodic Income Payment. This rate may be [ 3%, 4%, 5%, 6%, or 7% ] as selected by the Owner at the Rider Effective Date. The Assumed Interest Rate selected is shown on the contract benefit data page(s). [ Subject to LNL's approval, during the Access Period the Owner may change the Assumed Interest Rate no more than once per Contract Year. Notice of the change request, either in signed writing or another manner that LNL approves in advance, must be sent to LNL. The change will be effective on the next Periodic Income Commencement Date anniversary. If the Assumed Interest Rate is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly. ]

Lifetime Income Period - The period that begins after the Access Period, provided the Owner/Annuitant is still living and the Contract has not been surrendered. If a joint life income has been selected, the Owner/Annuitant's spouse will become the joint Annuitant for the Lifetime Income Period unless a different joint Annuitant is named at the end of the Access Period. The Lifetime Income Period will continue for as long as any Annuitant is living.

Lifetime Income Guaranteed Period - The period commencing at the start of the Lifetime Income Period in which Periodic Income Payments are guaranteed regardless of whether any Annuitant is still surviving. The length of the Lifetime Income Guaranteed Period is determined as of the Rider Effective Date and is shown on the contract benefit data page(s). Subject to LNL's approval, the Owner may change the length of the Lifetime Income Guaranteed Period no more than once per Contract Year. Notice of the change request, either in signed writing or another manner that LNL approves in advance, must be sent to LNL. The change will be effective on the next Periodic Income Commencement Date anniversary. If the Lifetime Income Guaranteed Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly.

Periodic Income Payment - The variable, periodic income amounts paid under this Rider to the Owner, or the Owner's designee, during the Access Period, the Lifetime Income Guaranteed Period, if applicable, and the Lifetime Income Period. Prior to the Rider Effective Date the Owner must select one of the following Periodic Income Payment Modes: monthly, quarterly, semi-annually or annually. The Periodic Income Payment Mode is shown on the contract benefit data page(s).

Periodic Income Commencement Date - The valuation date on which the Initial Periodic Income Payment under this Rider is calculated. The due date of the Initial Periodic Income Payment will be no more than [ 14 ] calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the contract benefit data page(s).

Surrender Value - During the Access Period, the Account Value less any applicable Contingent Deferred Sales Charges. The Contract and this Rider will terminate upon payment of the full Surrender Value.

Withdrawals - Additional income amounts from the Account Value requested by, and paid to, the Owner during the Access Period.

              DETERMINATION OF THE INITIAL PERIODIC INCOME PAYMENT

The Initial Periodic Income Payment will be determined by dividing the Account Value as of the prior December 31 by 1000 and multiplying this result by an annuity factor. The annuity factor is based upon, as of the Periodic Income Commencement Date, the gender and age of the Owner/Annuitant if a single life income is selected or the genders and ages of the Owner/Annuitant and the Owner/Annuitant's spouse if a joint life income is selected, the Periodic Income Payment Mode, the length of the Access Period, the length of the Lifetime Income Guaranteed Period, the Assumed Interest Rate and the [ 1983 `a' Individual Annuity Mortality Table ], modified.

  DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS DURING THE ACCESS PERIOD

Periodic Income Payments will then be adjusted on an annual basis. The first Periodic Income Payment due in each subsequent calendar year will be determined by dividing the Account Value as of the prior December 31 by 1000 and multiplying this result by a revised annuity factor.

Provided no withdrawals are made during a calendar year, any subsequent Periodic Income Payment made during a calendar year will be equal to the first Periodic Income Payment made in that calendar year. If a withdrawal is made during the calendar year, Periodic Income Payments for the remainder of the calendar year will be reduced in the same proportion the withdrawal bears to the Account Value as of the prior December 31.

Prior to the death of the Owner/Annuitant (or the Owner/Annuitant's spouse if a joint life income was selected) the revised annuity factor is based upon, as of the valuation date of the Periodic Income payment, the gender(s) and age(s) of the Owner/Annuitant (and the Owner/Annuitant's spouse), the Periodic Income Payment Mode, the length of time remaining in the Access Period, the length of the Lifetime Income Guaranteed Period, the Assumed Interest Rate and when applicable the [ 1983 `a' Individual Annuity Mortality Table ], modified.

Upon notification to LNL of the death of the Owner/Annuitant, the Periodic Income Payments may be temporarily suspended until the death claim is approved as described in the Contract. This Rider will terminate on the valuation date on which the death claim is approved by LNL for payment.

If a joint life income was selected, after receipt of due proof of death of the Owner/Annuitant's spouse, the next Periodic Income Payment will be compared to a Periodic Income Payment calculated by substituting the gender and age of the Owner/Annuitant for the genders and ages of the Owner/Annuitant and the Owner/Annuitant's spouse in the revised annuity factor described above. If the resulting Periodic Income Payment is larger than the Periodic Income Payment determined by using the genders and ages of both individuals, then the next Periodic Income Payment and each subsequent Periodic Income Payment will be determined by substituting the gender and age of the Owner/Annuitant for the genders and ages of both individuals in the revised annuity factor described above. Otherwise, the genders and ages of both individuals will continue to be used in calculating the revised annuity factor.

    DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS DURING THE LIFETIME
                                  INCOME PERIOD

The Account Value in the Fixed Subaccount(s) will be used to determine a fixed Periodic Income Payment during the Lifetime Income Period. The fixed Periodic Income Payment will be determined by dividing the Account Value in the Fixed Subaccount(s) as of the last valuation date of the Access Period by a revised annuity factor. The revised annuity factor is based upon, as of the valuation date of the Periodic Income Payment, the gender and age of the Owner/Annuitant or the genders and ages of the Owner/Annuitant and the Owner/Annuitant's spouse, the Periodic Income Payment Mode, the length of the Lifetime Income Guaranteed Period, an interest rate no less than 3.0% and the 1983 `a' Individual Annuity Mortality Table, modified. Subsequent fixed Periodic Income Payments during the Lifetime Income Period will remain equal to the first fixed Periodic Income Payment of the Lifetime Income Period.

The Account Value in the Variable Subaccount(s) will be used to determine a variable Periodic Income Payment during the Lifetime Income Period. The variable Periodic Income Payment will be determined by dividing the Account Value in the Variable Subaccount(s) as of the last valuation date of the Access Period by a revised annuity factor. The revised annuity factor is based upon, as of the last valuation date of the Access Period, the gender and age of the Owner/Annuitant for the genders and ages of the Owner/Annuitant and the Owner/Annuitant's spouse, the Periodic Income Payment Mode, the length of the Lifetime Income Guaranteed Period, the Assumed Interest Rate and the 1983 `a' Individual Annuity Mortality Table, modified. The variable Periodic Income Payment will then be divided by the annuity unit value for each Variable Subaccount as of the valuation date for this Periodic Income Payment to determine the number of annuity units per payment for each Variable Subaccount.

Subsequent Periodic Income Payments from the Variable Subaccount(s) due on the anniversary of the Initial Periodic Income Payment Date during the Lifetime Income Guaranteed Period will be determined by multiplying the annuity units per payment for each Variable Subaccount by the annuity unit value for each respective Variable Subaccount as of the valuation date for that Periodic Income Payment. Periodic Income Payments made between anniversaries of the Initial Periodic Income Payment Date during the Lifetime Income Guaranteed Period will be set equal to the Periodic Income Payment calculated as of the prior anniversary.

The annuity unit value for any valuation period for any Variable Subaccount is determined by multiplying the annuity unit value for the immediately preceding valuation period by `A' divided by `B', where

     `A' is a Variable Subaccount's accumulation unit value as of the end of the current valuation period divided by the accumulation unit value of the same Variable Subaccount as of the end of the immediately preceding valuation period.

     `B' is the `Daily Factor' raised to a power equal to the number of days in the current valuation period, and the `Daily Factor' is equal to (1 + Assumed Interest Rate) raised to the power of (1/365).

                                  ACCOUNT VALUE

During the Access Period the Account Value will be increased by any net investment gains and interest credited and will be reduced by any net investment losses, Periodic Income Payments made and Withdrawals taken. At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income Payment for the Lifetime Income Guaranteed Period and the Lifetime Income Period. There will no longer be an Account Value after the Access Period.

                         VALUATION OF ACCUMULATION UNITS

The daily charge imposed in a Variable Subaccount for any valuation period this Rider is in effect represents the daily mortality and expense risk charge and the daily administrative charge adjusted for the number of calendar days in the valuation period. This daily charge, on an annual basis, will not exceed the rates shown on the contract benefit data page(s). This daily charge will replace any prior daily charge provided in the Contract. This daily charge will begin on the Rider Effective Date.

                                WITHDRAWAL OPTION

During the Access Period the Owner may make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the terms of the Withdrawal Option and the Contingent Deferred Sales Charges provisions of the Contract.

Withdrawals will immediately reduce the Account Value and will reduce subsequent Periodic Income Payments. (See: Determination of Subsequent Periodic Income Payments during Access Period)

                                SURRENDER OPTION

During the Access Period, the Owner may surrender the Contract for the Surrender Value. A surrender of the Contract will be subject to the terms of the Surrender Option and Contingent Deferred Sales Charge provisions of the Contract. If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this Rider will terminate.

                                 TRANSFER OPTION

The Owner may direct a transfer between the Variable Subaccounts and/or the Fixed Account(s) of any portion of the Account Value, subject to the terms of the Transfer Option provisions of the Contract.

A transfer between the Variable Subaccounts during the Lifetime Income Period will result in the selling of annuity units from one Variable Subaccount and the purchase of annuity units from the other Variable Subaccount, at the current annuity unit values. These annuity units will then represent the number of annuity units per payment from the Variable Subaccount.

A transfer from a fixed Periodic Income Payment to a variable Periodic Income Payment is not permitted during the Lifetime Income Period.

                   WAIVER OF CONTINGENT DEFERRED SALES CHARGES

During the Access Period, in addition to the waiver of Contingent Deferred Sales Charges provisions in the Contract, Contingent Deferred Sales Charges will not apply to Periodic Income Payments.

                                  DEATH BENEFIT

On the Rider Effective Date any Death Benefit previously in effect and its daily charge, if applicable, will terminate. Upon notification to LNL of any death, the Periodic Income Payment may be temporarily suspended until the death claim is approved as described in the Contract. If Periodic Income Payments are continued a lump-sum payment, for the value of the suspended payments as of the date the death claim is approved by LNL for payment, will be made.

PRIOR TO THE LIFETIME INCOME PERIOD.

This Rider provides the following Death Benefit options:

     A.   [ The Account Value Death Benefit. ]

     [B.] [The [ Guarantee of Principal Death Benefit ] [ Return of Premium ] will be equal to the greater of:

          (1) the Account Value as of the date the death claim is approved by LNL for payment; or
          (2) the sum of all Purchase Payments minus all Periodic Income Payments and minus all withdrawals, including applicable charges and premium tax incurred, made before, on and after the Periodic Income Commencement Date. ]

     [C.][The Enhanced Guaranteed Minimum Death Benefit (EGMDB) will be equal to the greatest of:

          (1) the Account Value as of the date the death claim is approved by LNL for payment; or
          (2) the Enhancement Amount shown on the Contract Data Benefit page(s) (as determined on the date of death) plus the sum of all Purchase Payments minus all Periodic Income Payments and minus all withdrawals including applicable charges and premium tax incurred, made before, on and after the Periodic Income Commencement Date; or
          (3) the highest Contract Value or Account Value on the Contract Date or any Contract Date anniversary

               (determined before the allocation of any Purchase Payments on that Contract Date anniversary) prior to the 81st birthday of the deceased Owner or Annuitant and prior to the date of death of the deceased Owner or Annuitant for whom a death claim is approved by the LNL Home Office for payment. The highest Contract Value or Account Value is adjusted for certain transactions. It is increased by Purchase Payments made on or after that Contract Date anniversary on which the highest Contract Value or Account Value is obtained. It is decreased by all Periodic Income Payments and withdrawals, including applicable charges and premium tax incurred on or after that Contract Date anniversary on which the highest Contract Value or Account Value is obtained. ]

The Death Benefit in effect as of the Rider Effective Date is shown on the contract benefit data page(s).

If the EGMDB is in effect, the Owner may choose to terminate the EGMDB by providing notice of the change request, either in signed writing or another manner that LNL approves in advance, to LNL. The Guarantee of Principal Death Benefit option will then be effective as of the Valuation Date on which the notification to change the Death Benefit option is received at the Home Office. Termination of the EGMDB option by the Owner will be permanent and final.

Upon notification to LNL of any death, the Periodic Income Payments may be temporarily suspended until the death claim is approved as described in the Contract. Any available contract option that is in compliance with Section 401(a)(9) of the Code may be elected for payment of the Death Benefit. If the Contract is continued upon the death of the Owner/Annuitant of this Contract the excess, if any, of the Death Benefit over the current Account Value as of the valuation date on which the death claim is approved by LNL for payment will be credited into the Contract and this Rider will terminate. If the Contract is not continued and payment of the Death Benefit is elected, the Contract and this Rider will terminate.

DURING THE LIFETIME INCOME PERIOD.

Upon notification to LNL of any death, the Periodic Income Payments may be temporarily suspended until the death claim is approved as described in the Contract. If Periodic Income payments are continued, a lump-sum payment for the value of the suspended payments as of the date the death claim is approved by LNL for payment will be made.

Upon the first death of a joint Annuitant, if applicable, Periodic Income payments will be made for as long as the surviving joint Annuitant is living.

Upon the death of the single Annuitant or last surviving joint Annuitant, Periodic Income payments will be made for the remainder, if any, of the Lifetime Income Guaranteed Period. In lieu of continuing to receive the Lifetime Income Guaranteed Period payments, a lump sum commuted value may be selected. If there are no remaining Lifetime Income Guaranteed Period payments, then the Contract and this Rider will terminate.



                         THE LINCOLN NATIONAL LIFE INSURANCE COMPANY



                         MARK E. REYNOLDS
                         SVP & CHIEF ADMINISTRATIVE OFFICER

                              CONTRACT BENEFIT DATA


Contract Number                                                  : 99-9999999

Primary Annuitant                                                : Abraham Lincoln

Age Nearest Birthday                                             : 65

Secondary Annuitant                                              : Mary Todd Lincoln

Age Nearest Birthday                                             : 62

Initial Periodic Income Payment                                  : $464.03

Periodic Income Payment Mode                                     : Monthly

Initial Periodic Income Payment Date                             : January 1, 2002

Periodic Income Commencement Date                                : December 18, 2001

Access Period                                                    : 15 Years

Lifetime Income Guarantee Period                                 : 10 Years

Assumed Interest Rate                                            : 4.00%

Initial Account Value                                            : $100,000.00

Annual Mortality and Expense Risk and Administrative Charge
     During Access Period                                        : [ 2.10% ]
     After Access Period                                         : [ 2.10% ]

[ Quarterly Persistency Credit ]                                 : [ 0.000% ]

Death Benefit Election                                           : Enhanced Guaranteed Minimum Death Benefit

[ Enhancement Amount ]
     [ Prior to first Contract Anniversary ]                     : [ $15,000 ]
     [ After first Contract Anniversary ]                        : [ $20,000 ]


BENEFICIARY DESIGNATION

     As named in the application or subsequent written designation.




                                    Page 3B